Exhibit 99.1

For Immediate Release

Contacts:

Ami Knoefler	Jean Suzuki
Corporate and Investor Relations	Investor Relations
(650) 454-2331	(650) 454-2648
ami.knoefler@pdl.com	jean.suzuki@pdl.com

PDL BIOPHARMA REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

Redwood City, Calif., May 8, 2008 — PDL BioPharma, Inc. (PDL) (Nasdaq: PDLI) today reported financial results for the quarter ended March 31, 2008.  The results of the company’s commercial and cardiovascular operations segment are presented as discontinued operations.  The assets related to this segment were sold in March 2008.  The financial results for continuing and discontinued operations are summarized below and are included, in addition to supplemental information, in the financial tables accompanying this press release.

Summary of Financial Results

•                  Total revenues from continuing operations, which exclude net product sales, for the first quarter of 2008 were $57.3 million compared to $58.9 million in the same period of 2007.

•                  Royalty revenues for the first quarter of 2008 were $50.0 million compared to $48.6 million in the comparable period in 2007, an increase driven primarily by higher royalties earned on sales of Tysabri® and Synagis®, partially offset by a decrease in royalties received from sales of products marketed by Genentech, Inc.  Although Genentech reported higher product sales from its royalty-bearing products, the decrease in royalties received from these product sales during the first quarter of 2008 was primarily due to a significant decline in the amount and percentage of Herceptin® product manufactured and sold outside the U.S. This resulted in a greater percentage of Herceptin product sales in the current period being subject to the tiered fee royalty structure as opposed to the higher, fixed royalty rate that applies to Genentech products that are both manufactured and sold outside the U.S.  In addition, of Genentech product sales subject to the tiered fee royalty structure, royalties were received on sales in both the third and fourth tiers in the first quarter of 2007, while in the first quarter of 2008, all royalties received were based on product sales at the fourth and lowest tier.

•                  License, collaboration and other revenues were $7.4 million for the first quarter of 2008 compared to $10.3 million for the same period of 2007.  In the first quarter of 2007, the company recognized $4.9 million in revenue related to its previous collaboration with Roche for daclizumab in transplant maintenance.

•                  Total costs and expenses from continuing operations for the first quarter of 2008 were $27.6 million and were net of a $49.7 million gain recognized upon the sale of the company’s biologics manufacturing facility in March 2008.  The costs and expenses from continuing operations for this period included all of the costs related to employees subsequently impacted by the company’s restructuring announced on March 4 for substantially all of the quarter, as well as the costs, including employee-related costs, for  the manufacturing facility prior to the close of that transaction on March 13.  Total costs and expenses from continuing operations for the first quarter of 2007 were $60.1 million.

•                  Research and development (R&D) expenses decreased to $47.7 million for the first quarter of 2008 from $48.1 million for the same period of 2007.  This decrease was attributable primarily to reduced spending for the company’s Nuvion® and PDL192 programs, partially offset by increased spending for the HuLuc63 and daclizumab programs.

•                  General and administrative (G&A) expenses were $20.4 million for the first quarter of 2008, compared to $12.0 million for the prior year comparable period.  This increase was primarily due to higher legal and professional services costs.

•                  PDL recognized a gain of $49.7 million for the first quarter of 2008 related to the sale of the biologics manufacturing facility in Minnesota.

•                  As a result of a restructuring plan announced in March 2008, the company incurred restructuring charges in the first quarter of 2008 of $5.6 million related to post-termination benefits for employee terminations resulting from the restructuring, as well as asset impairment charges of $3.5 million related to research and information technology assets from which the company expected to derive no future benefit.

•

Income from continuing operations, after taxes, for the first quarter of 2008 was $29.6 million, or $0.25 per basic and $0.23 per diluted share, compared to $216,000, or $0.00 per basic and diluted share, in the comparable 2007 period.

•

Loss from discontinued operations, net of income taxes, for the first quarter of 2008 was $91.5 million, or $0.78 per basic and $0.65 per diluted share, compared to $10.8 million, or $0.09 per basic and diluted share, in the first quarter of 2007. Loss from discontinued operations in the first quarter of 2008 included a $64.6 million loss recognized on the sale of the commercial and cardiovascular assets. Supplemental information for the components of discontinued operations is provided in the financial tables accompanying this press release.

•

Net loss for the first quarter of 2008, which includes the results from continuing and discontinued operations, was $61.9 million, or $0.53 per basic and $0.42 per diluted share, compared with a net loss of $10.6 million, or $0.09 per basic and diluted share, for the comparable 2007 period.

•

Cash, cash equivalents, marketable securities and restricted cash and investments totaled approximately $946.9 million at March 31, 2008 compared to $440.8 million at December 31, 2007. The cash balance at March 31, 2008 included the net proceeds received from the sales of the company’s commercial and cardiovascular assets and the biologics manufacturing facility in March 2008, from which a special cash dividend of $507.0 million was declared for stockholders of record as of May 5, 2008.

Recent Updates

•

On March 4, PDL announced that following an extended strategic review and solicitation of interest in the company and its assets, the board of directors decided it would no longer actively pursue the sale of the company or of the company’s biotechnology discovery and development assets. In conjunction with that decision, the company commenced a restructuring to execute a substantial workforce reduction of approximately 250 positions over the next 12 months, at which time the company expects to have approximately 300 employment positions. This workforce reduction is in addition to the reductions of approximately 320 positions resulting from the sales of the company’s commercial and cardiovascular assets and the biologics manufacturing facility.

•	On March 7 and March 13, PDL completed the sale of the commercial and cardiovascular assets and the biologics manufacturing facility, respectively.

•

On March 31, PDL submitted a post-approval study for a new Cardene formulation to the U.S. FDA. Under the terms of the asset purchase agreement with EKR Therapeutics, PDL would receive a $25 million milestone upon approval of a new Cardene formulation, in addition to sales milestones and future royalties based on sales of the new formulation.

•

On April 10, PDL declared a special cash dividend of $4.25 per share of common stock derived from the proceeds from the company’s sales of its commercial and cardiovascular assets and its biologics manufacturing facility. The dividend totaled $507.0 million.

•

On April 10, PDL also announced that it intends to separate its biotechnology operations from its antibody humanization royalty assets by spinning off its biotechnology assets into a separate publicly traded company, to enable investors to invest in and realize the benefits of each asset independently. PDL will not retain any equity in the spin-off company. PDL expects the separation to be completed by the end of 2008. Additional details regarding the structure, leadership and financial operations of the two companies that would result from the spin-off transaction will be disclosed at a later time.

•

On April 13, PDL presented preclinical data for PDL192, a novel humanized antibody, at the American Association for Cancer Research Annual Meeting in San Diego. These data supported the April 29 filing of an investigational new drug application (IND) with the Food and Drug Administration for this drug candidate in solid tumor indications.

•

On April 16, researchers presented 44-week follow-up data for the daclizumab phase 2 CHOICE trial in multiple sclerosis during a plenary session at the American Academy of Neurology 60th Annual Meeting in Chicago.

•

In April, PDL and its collaborator, Biogen Idec, discontinued the phase 2 monotherapy trial of volociximab in patients with third-line ovarian cancer because the specified efficacy threshold was not met based on interim data. The companies continue to evaluate volociximab in the ongoing phase 2 combination trial with doxorubicin in patients with second-line ovarian cancer and in phase 1 trials in non-small cell lung cancer.

2008 Financial Outlook

As announced on April 10, 2008, PDL anticipates its 2008 royalty revenues to be $240 million to $260 million.  Currently, royalty revenues are earned on worldwide net sales of eight antibody products licensed under PDL’s antibody humanization patents: Avastin®, Herceptin, Xolair®, Raptiva® and Lucentis® antibody products from Genentech; Synagis antibody product from MedImmune, Inc.; Tysabri antibody product from Elan Pharmaceuticals, Inc.; and Mylotarg® antibody product from Wyeth. PDL also expects to receive royalty revenues on potential future sales of two additional antibody products that are licensed under the company’s humanization patents:  Cimzia® from UCB S.A., which was approved for marketing in April 2008, and Actemra® from Hoffman La-Roche, which is currently in registration.

PDL’s 2008 R&D investments will include three novel antibody products in the clinic and one expected to enter the clinic in the second half of 2008: daclizumab for the treatment of multiple sclerosis (MS) and asthma, for which the company has presented positive data from placebo-controlled phase 2 clinical trials in each indication; volociximab (M200), currently in phase 1/2 studies targeted at various solid tumors; the HuLuc63 antibody under phase 1 investigation in multiple myeloma; and PDL192, another antibody with potential in solid tumors for which the company filed an IND in April 2008. PDL is co-developing daclizumab in MS, and volociximab in all indications, with Biogen Idec.

In connection with the current restructuring activities and the planned spin-off of the biotechnology operations, PDL continues to further streamline its operations and evaluate additional opportunities to reduce its operating expenses.  The company intends to provide financial guidance for these biotechnology operations in conjunction with the planned spin-off transaction.

Forward-looking Statements

This press release contains forward-looking statements, including PDL’s:

•	Plan to separate its biotechnology operations from its antibody humanization royalty assets by spinning off its biotechnology assets into a separate publicly traded company by the end of 2008;

•

Expectations regarding royalty revenues it anticipates receiving in 2008 and from potential future sales, including expectations of royalties from Roche’s Actemra antibody product and UCB’s Cimzia antibody product;

•	Continuation of the phase 2 combination trial of volociximab with doxorubicin in patients with second-line ovarian cancer and the phase 1 trials of volociximab in non-small cell lung cancer; and

•	Expectations regarding workforce reductions and further streamlining of operations.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The failure to obtain necessary consents from third parties could delay or make impractical to effect a spin-off of PDL’s biotechnology assets;

•

PDL’s royalty revenue expectations depend on the success and timing of sales royalty-bearing products by PDL’s licensees, including in particular the continued success of Genentech’s Avastin and Herceptin antibody products as well as the seasonality of sales of Synagis antibody product from MedImmune, which could be adversely impacted by the availability of drug supply, changes in the markets for these products due to alternative treatments, other actions by competitors or regulatory actions;

•	Roche’s Actemra antibody product may not be approved for marketing and PDL would not receive any royalty revenue with respect to this antibody product;

•

The royalties PDL may receive from royalty-bearing sales of antibody products could be adversely impacted by lack of market penetration, availability of drug supply, changes in the markets for these products due to alternative treatments, other actions by competitors or regulatory actions;

•	Alternative transactions or opportunities could arise or be pursued which would alter the timing or advisability of anticipated or planned transactions, including the proposed spin-off; and

•	The ability of PDL to execute on planned workforce reductions and to identify and implement cost reductions.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at http://www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About PDL BioPharma

PDL BioPharma, Inc. is a biopharmaceutical company focused on the discovery and development of novel antibodies in oncology and immunologic diseases. For more information, please visit http://www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks and Nuvion is a registered trademark of PDL.  Cardene is a registered trademark of EKR Therapeutics, Inc. and Busulfex is a registered trademark of Otsuka Pharmaceutical Co., Ltd. PDL BioPharma, Inc. has a license from Centocor, Inc. to use the trademark Retavase, which is a registered trademark. Herceptin, Avastin, Lucentis and Raptiva are registered trademarks of Genentech, Inc. Xolair is a registered trademark of Novartis AG. Synagis is a registered trademark of MedImmune, Inc. Mylotarg is a registered trademark of Wyeth. Tysabri is a registered trademark of Elan Pharmaceuticals, Inc. Cimzia is a registered trademark of UCB Pharma S.A. Actemra is a registered trademark of Chugai Seiyaku Kabushiki Kaisha Corporation.

PDL BIOPHARMA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2008	2007
REVENUES:
Royalties	$49,955	$48,595
License, collaboration and other	7,374	10,261
Total revenues	57,329	58,856

COSTS AND EXPENSES:
Research and development	47,681	48,091
General and administrative	20,443	11,994
Gain on sale of assets	(49,671)	—
Restructuring charges	5,629	—
Asset impairment charges	3,521	—
Total costs and expenses	27,603	60,085
Operating income (loss)	29,726	(1,229)

Interest income and other, net	4,867	5,032
Interest expense	(3,989)	(3,557)
Income from continuing operations before income taxes	30,604	246
Income tax expense	1,004	30
Income from continuing operations	29,600	216
Loss from discontinued operations, net of income taxes (1)	(91,475)	(10,822)
Net loss	$(61,875)	$(10,606)

INCOME (LOSS) PER BASIC SHARE:
Income from continuing operations	$0.25	$0.00
Loss from discontinued operations	(0.78)	(0.09)
Net loss	$(0.53)	$(0.09)

INCOME (LOSS) PER DILUTED SHARE:
Income from continuing operations	$0.23	$0.00
Loss from discontinued operations	(0.65)	(0.09)
Net loss	$(0.42)	$(0.09)

WEIGHTED-AVERAGE SHARES - BASIC	117,525	115,104
WEIGHTED-AVERAGE SHARES - DILUTED	141,232	117,765

(1)  During the fourth quarter of 2007, we elected to proceed with the sale of our Cardene, Retavase and IV Busulfex commercial products and our ularitide development-stage cardiovascular product (together, the Commercial and Cardiovascular Assets), separate from the sale of the entire Company.  As a result, the financial results of the Commercial and Cardiovascular Operations have been presented as discontinued operations for all periods presented.  Discontinued operations are reported as a separate component within the Consolidated Statement of Operations outside of income from continuing operations.  We no longer report net product sales, cost of product sales, selling and marketing expenses, or the loss on the sale of these assets, all of which related to the Commercial and Cardiovascular Operations, separately in the Consolidated Statements of Operations.  The sale of these assets was completed on March 7, 2008.

PDL BIOPHARMA, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2008	2007

Depreciation	8,001	7,377
Amortization of intangibles	412	8,783
Stock-based compensation	6,149	5,239
Other acquisition-related charges	—	1,436
Restructuring charges (1)	7,386	—
Asset impairment charges (2)	3,521	—
Gain on sale of manufacturing assets (3)	49,671	—
Loss on sale of commercial and cardiovascular assets (4)	(64,568)	—

(1) During the quarter ended March 31, 2008, restructuring charges related to i) costs of a reduction in force undertaken in conjunction with a restructuring plan announced on March 4, 2008 to reduce the overall headcount to approximately 300 employees over the next 12 months, and ii) costs related to the termination of certain employment positions in connection with the sale of the Commercial and Cardiovascular Assets, which are reflected in Discontinued Operations.

(2) Asset impairment charges recognized in the first quarter of 2008 related to certain assets that were deemed to have no future value as a result of the restructuring announced on March 4, 2008.

(3) The sale of the manufacturing facility closed on March 13, 2008.

(4) The sale of the Commercial and Cardiovascular Assets closed on March 7, 2008.

PDL BIOPHARMA, INC.

SUPPLEMENTAL INFORMATION ON DISCONTINUED OPERATIONS (1)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2008	2007
REVENUES:
Product sales, net:
Cardene	$30,755	$34,549
Busulfex	4,410	7,713
Retavase	4,194	6,865
Total revenues from discontinued operations	39,359	49,127

COSTS AND EXPENSES:
Cost of product sales	12,007	24,998
Other operating expenses (R&D and G&A)	24,475	33,480
Loss on sale of assets	64,568	—
Restructuring charges	1,757	—
Other acquisition-related charges	—	1,436
Costs and expenses from discontinued operations	102,807	59,914
Loss from discontinued operations before income taxes	(63,448)	(10,787)
Income taxes on discontinued operations	28,027	35
Loss from discontinued operations	$(91,475)	$(10,822)

(1) Loss from discontinued operations reflects the operating results of the Commercial and Cardiovascular Assets, which were divested on March 7, 2008.

PDL BIOPHARMA, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	March 31,	December 31,
	2008	2007
Cash, cash equivalents, marketable securities and restricted cash	$946,908	$440,788
Total assets	$1,117,614	$1,192,192
Total stockholders’ equity	$478,623	$507,610